Exhibit 12.1


                         AMERENENERGY GENERATING COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                      For the
                                                                                      period
                                                        For the        For the       May 1, 2000
                                                        year ended     year ended     through
                                                        December 31,   December 31,  December 31,
                                                           2002           2001          2000
                                                       ------------  -------------  ------------
                                                          (Millions of Dollars, Except Ratios)
Net income                                                  $ 32           $ 76          $ 44
Add - Cumulative effect of change in accounting
    principle, net of tax                                      -              2             -
                                                       ------------  -------------  ------------
Net income from continuing operations                         32             78            44

   Taxes based on income                                      20             47            27
                                                       ------------  -------------  ------------

Pre-tax income from continuing operations                   $ 52          $ 125          $ 71
                                                       ------------  -------------  ------------

Add - fixed charges:
   Interest expense on long term debt and amortization
      of discount on third-party indebtedness                 46             34             5
   Interest expense on intercompany indebtedness              40             41            30
   Interest capitalized                                        1              1             1
                                                       ------------  -------------  ------------
Total fixed charges                                         $ 87           $ 76          $ 36
                                                       ------------  -------------  ------------

Earnings available for fixed charges                       $ 139          $ 201         $ 107
                                                       ============  =============  ============

Ratio of earnings to fixed charges                          1.59           2.64          2.97
                                                       ============  =============  ============
